Exhibit 99.1

Versant Contact:

Jerry Wong

Chief Financial Officer

Versant Corporation

1-800-VERSANT

650-232-2400

Versant Announces Settlement of Litigation

Redwood City, California, June 16, 2008 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, announced today that it has settled a pending litigation with a prior customer. In this settled litigation the customer had sought indemnification from Versant for costs the customer incurred in defending a now-settled suit brought against it by a third party which alleged that a Versant product that was discontinued in 2004 infringed the third party’s intellectual property.

Under the terms of the settlement, Versant will make a cash settlement payment of $800,000 to the former customer for a full mutual release of claims.  The $800,000 is in addition to a previous payment of $62,500 made to the customer pursuant to this claim.  As a result of this settlement, Versant’s general and administrative expenses for its second fiscal quarter ended April 30, 2008 will increase by approximately $363,000 above the reserve amount Versant previously established for this litigation, as reflected in Versant’s May 27, 2008 press release announcing its financial results for that quarter.  The impact of this settlement on Versant’s financial results for its fiscal quarter ended April 30, 2008 as announced in its May 27, 2008 press release will be reflected in Versant’s report on Form 10-Q for its fiscal quarter ended April 30, 2008 and will decrease Versant’s net income for the quarter to $2.0 million and reduce its basic and diluted net income per share for the quarter by $0.10 and $0.09, respectively.

Versant’s CFO, Jerry Wong, stated that “Although we believe this lawsuit was without merit, we also concluded that it was in Versant’s best interests to settle this legacy litigation now to put this matter behind us.  Versant also wants to take this opportunity to reaffirm the guidance previously provided in our May 27, 2008 press release that we continue to currently anticipate Versant’s fiscal 2008 revenues to be approximately $26 million, its fiscal 2008 net income to be within a range of $9.9M to $10.3M and its diluted net income per share for fiscal 2008 to be in the range of $2.60 to $2.70.”

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software, which helps companies to handle complex information in environments that have high performance and high availability requirements. Using the Versant Object Database, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for

Global 2000 companies such as Ericsson, Verizon, Sagem, US Government, and Financial Times.  For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statements in this press release regarding our current expectations regarding Versant’s full 2008 fiscal year revenues, net income and diluted net income per share. Investors are cautioned that any such forward-looking statements are not guarantees of Versant’s future performance or other matters and involve significant risks and uncertainties.  There are many important factors and risks that could cause our actual results to differ materially from those anticipated in the forward-looking statements. These factors, risks and uncertainties include, without limitation: our inability to achieve revenue expectations or projected net income levels as a result of delays in the sales cycle for our products and services or failures to close key sales transactions; changing market demands or perceptions of our products and technologies; failure to develop new customers; the fact that our results of operations are highly dependent on sales of our Versant Object Database product; the performance of our resellers; the possibility that existing value added resellers may not remain committed to our software or that their sales activity may not keep pace with their historical results; the timing of larger customer transactions, which may tend to result in significant variations in quarterly revenues and operating results; potential reductions in the prices we charge for our products and services due to competitive conditions; recent adverse changes in general economic conditions in the U.S. and abroad that may reduce our customers’ revenues and profits and thus may disincent certain customers from making strategic capital purchase decisions for products and services such as those offered by Versant; changes in currency exchange rates; and the Company’s ability to successfully manage its costs and operations and maintain adequate working capital.  The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on Form 10-K for the year ending October 31, 2007, its reports on Form 10-Q and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries.